Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of The Sherwin-Williams Company for the registration of debt securities, and to the incorporation by reference therein of our reports dated February 22, 2019, with respect to the consolidated financial statements of The Sherwin-Williams Company, and the effectiveness of internal control over financial reporting of The Sherwin-Williams Company, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2018 and the financial statement schedule of The Sherwin-Williams Company included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

August 12, 2019